Exhibit 99.1

Spirit AeroSystems, Inc. Commences Cash Tender Offer for

any and all of its Outstanding 6 3/4% Senior Notes Due 2020

WICHITA, Kan., May 24, 2016 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] announced today that Spirit AeroSystems, Inc. (“Spirit”), its wholly-owned subsidiary, has commenced an offer to purchase for cash any and all of the $300 million outstanding principal amount of its 6 3/4% Senior Notes due 2020 (CUSIP No. 85205TAD2) (the “Notes”).  The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 24, 2016, and a related Letter of Transmittal and Notice of Guaranteed Delivery, which set forth the terms and conditions of the tender offer in full detail. The tender offer is open to all registered holders of the Notes. The purpose of the tender offer is to retire debt associated with the Notes.

Notes validly tendered and not validly withdrawn at or prior to 5 p.m. New York City time on May 31, 2016 (the “Expiration Date”) will be eligible to receive the purchase price of $1,037.25 per $1,000 principal amount of Notes tendered. Tendering holders will also receive accrued and unpaid interest from the last applicable interest payment date to, but not including, the settlement date of the tender offer.

Tendered Notes can only be withdrawn before 5 p.m., New York City time on the Expiration Date (the “Withdrawal Deadline”). Following the Withdrawal Deadline, holders who have tendered their Notes may not withdraw such Notes unless Spirit is required to extend withdrawal rights under applicable law.

Spirit expressly reserves the right, in its sole discretion, subject to applicable law, to terminate the tender offer at any time prior to the Expiration Date. The tender offer is subject to the satisfaction of various conditions set forth in the Offer to Purchase, including the receipt by Spirit of proceeds from a proposed debt financing on terms reasonably satisfactory to Spirit.

BofA Merrill Lynch is acting as the sole dealer manager for the tender offer.  The depositary and information agent for the tender offer is Global Bondholder Services Corporation.  Questions regarding the tender offer may be directed to BofA Merrill Lynch, (888) 292-0070 (toll-free) or (980) 388-3646 (collect).  Requests for copies of the Offer to Purchase and related documents may be directed to Global Bondholder Services Corporation, telephone number (866) 470-4500 (toll free) and (212) 430-3774 (for banks and brokers) or by visiting http://www.gbsc-usa.com/Spirit.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer is being made solely by means of the tender offer documents, including the Offer to Purchase that Spirit is distributing to holders of Notes.  The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the terms of the tender offer. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Spirit AeroSystems, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If Spirit AeroSystems, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to Spirit AeroSystems, Inc.’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the period ended March 31, 2016.

About Spirit AeroSystems, Inc.

Spirit AeroSystems designs and builds aerostructures for both commercial and defense customers. With headquarters in Wichita, Kansas, Spirit operates sites in the U.S., U.K., France and Malaysia. The company’s core products include fuselages, pylons, nacelles and wing components for the world’s premier aircraft. Spirit AeroSystems focuses on affordable, innovative composite and aluminum manufacturing solutions to support customers around the globe. More information is available at www.SpiritAero.com.

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Contact:                                                Fred Malley, Corporate Communications, (316) 523-1233